Exhibit 10.17

200 Technology Square • Cambridge, MA 02139
phone 617-714-6500 • fax 617-583-1998

Personal and Confidential

November 11, 2021

Corinne Le Goff
[***]
[***]

Re:    Executive Separation and Transitional Services Agreement
Dear Corinne:
In accordance with the Amended and Restated Executive Severance Plan (the “Severance Plan”) of Moderna Inc. (individually, and together with any direct and indirect parents, subsidiaries, and affiliates, the “Company”), this executive separation and transitional services agreement (the “Agreement”) sets forth the terms of your continued employment with the Company through the earliest of (i) the close of business on December 17, 2021 (the “Anticipated Separation Date”) or (ii) such earlier date when your employment is terminated (a) by the Company with Cause, (b) due to your death or Disability, or (c) by you (such actual last day of employment, the “Separation Date”)1. For purposes of this Agreement, the time period between the date first set forth above and the Separation Date shall be referred to as the “Transition Period.” During the Transition Period you will continue to receive your salary and benefits (subject to eligibility under any applicable benefits plans) and continue to vest in your outstanding equity, but you will not be expected to come into the office or work remotely unless otherwise directed by the Company’s Chief Executive Officer (“CEO”). For the avoidance of doubt, as of the date of this Agreement, the Company characterizes your termination as a termination without Cause. In the event that the Company should seek to terminate your employment for Cause following the date of this Agreement, it will promptly notify you in writing. Any such termination for Cause shall become effective within three (3) business days of delivery of the notice, unless the circumstances giving rise to the for Cause termination are cured within such three (3) business days.
Regardless of whether you enter into the Agreement, the following bulleted terms and obligations (the “Accrued Benefits”) shall apply:
•You will continue to participate in the Company’s Severance Plan and will be entitled to any benefits and payments thereunder in the event of a Qualified Termination Event (as defined in the Severance Plan), subject to the terms and conditions of the Severance Plan.
•On the Separation Date, the Company shall pay you for all salary plus any accrued but unused vacation to which you are entitled through the Separation Date.
1     “Cause” is defined by the Company’s Amended and Restated Executive Severance Plan effective as of November 4, 2018 (the “Severance Plan”). “Disability” is defined as your inability to perform the essential functions of your employment with the Company, with or without a reasonable accommodation, for more than 120 consecutive days, unless a longer period is required by federal or applicable state law, in which case that longer period would apply.
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•Your eligibility to participate in the Company’s health, dental and vision plans will cease on the last day of the month in which the Separation Date occurs. You may elect to continue your health, dental and vision benefits in accordance with and subject to the law known as COBRA. You will be notified by separate memoranda of your rights under COBRA including payment obligations.  You will participate under COBRA in accordance with the provisions of Section 3(e) below.
•Your eligibility to participate in the Company’s other employee benefit plans and programs will cease on the Separation Date in accordance with the terms and conditions of each of those benefit plans and programs. Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs. If you are currently participating in the Company’s 401(k) plan, deductions for the 401(k) Plan will end with your December 17, 2021 paycheck, provided this date is the Separation Date. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program. Without limiting the generality of the foregoing and for the avoidance of doubt, you are not eligible to receive any bonus or other forms of incentive compensation with respect to you working for the Company during fiscal year 2021 or thereafter, except as set forth in Section 3(b) below and provided you meet the conditions set forth in Section 2.
•If applicable, you shall also have the right to retain any and all vested restricted stock units and to exercise any and all vested options that you hold to purchase equity of the Company, and any such exercise shall be made in accordance with, and shall be subject to, the terms of any and all applicable unit option and grant plans, equity incentive plans and all other equity award plans and all agreements relating to any of the foregoing (all of the foregoing are collectively referred to as the “Equity Documents”), including without limitation the time limits on exercise.  Pursuant to the terms of the Equity Documents, all unvested restricted stock units and stock options you may hold will expire and be null and void as of the Separation Date. If you have any questions about your equity interests, please contact the Company’s Chief Legal Officer.
•You are obligated, to the maximum extent permitted by applicable law, to comply with each of the obligations set forth in your Employee Confidentiality, Assignment, Noncompetition and Nonsolicitation Agreement dated as of December 29, 2020 (the “Restrictive Covenants Agreement”), a copy of which is being provided to you with this Agreement as Exhibit A.
Except as noted above, the payments and other terms set forth above will not be affected by whether or not you agree to the terms set forth below.
In addition to the above-described non-contingent terms, you will be entitled to the Severance Benefits (described in Section 3 below) if you meet the Conditions (as defined in Section 2 below). If you enter into this Agreement, you acknowledge that you are doing so voluntarily.
With those understandings, you and the Company agree as follows:
1.Matters Relating to the Transition Period. If you enter into, do not revoke, and comply with this Agreement (including, without limitation the Conditions set forth in Section 2 below), your employment with the Company will end on the Anticipated Separation Date, unless your employment is terminated on an earlier date in accordance with this Agreement (a) by the Company, with or without Cause, (b) due to your death or Disability, or (c) by you. During the Transition Period, you will not report to the Company’s offices or perform any duties for or on behalf of the Company unless specifically requested by the Company’s CEO. Notwithstanding the foregoing, you will make yourself available to answer any questions from the CEO or any other Company executive related to the Company or to transitioning
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matters to other employees. Any change to your duties as set forth herein shall not (a) constitute Good Reason as defined in and for purposes of the Severance Plan, and you hereby waive the application of Good Reason to your employment from the date of this Agreement to the Separation Date, or (b) alter any of your obligations under the Restrictive Covenants Agreement. On the earliest of (i) the Separation Date or (ii) a request by the Company, you will be deemed to have resigned from all officer positions that you hold with the Company or any of its respective subsidiaries and affiliates. You shall execute any documents in reasonable form as may be requested by the Company to confirm or effectuate any such resignations. With respect to compensation, you will continue to receive your current annual base salary and you will be eligible for employee benefits throughout the Transition Period (subject to your continued eligibility under the Company’s benefits plans); provided, however, you will not be entitled to any other compensation, incentive compensation, or bonuses during the Transition Period or with respect to any period prior to the Transition Period, except as set forth in Section 3 below and provided you meet the conditions set forth in Section 2. In addition, you will continue to vest in your restricted stock units and stock options pursuant to the Equity Documents during the Transition Period. You may exercise any vested options consistent with the terms of the Equity Documents. All unvested restricted stock units and stock options will expire on the Separation Date and be of no further effect, except as otherwise set forth in Section 3(c) below and provided you meet the conditions set forth in Section 2.
2.Conditions. Subject to the terms of this Agreement, you will be entitled to continue to be employed at the Company during the Transition Period and receive the Severance Benefits (as defined below) provided you satisfy each of the following (collectively, the “Conditions”): (i)  you enter into this Agreement during the Consideration Period (defined in Section 22 below), do not revoke it, and comply with it; (ii) your employment is not terminated by the Company for Cause, due to death or Disability or as a result of your voluntary resignation prior to the Anticipated Separation Date; (iii) you work cooperatively and in good faith with the Company during the Transition Period and perform the duties described in Section 1 above to the Company’s satisfaction; and (iv) you comply with the Restrictive Covenants Agreement. For the avoidance of doubt, if you resign your employment or the Company terminates your employment for Cause before the Anticipated Separation Date, you will be paid only through the Separation Date, even if that date occurs prior to the Anticipated Separation Date, and you shall not be entitled to any payments from the Company from and after the Separation Date.
3.Severance Benefits. If you satisfy each of the Conditions, the Company will provide you with the following post-employment benefits (collectively, the “Severance Benefits”):
(a)Separation Pay. In accordance with the Severance Plan, the Company shall pay you $625,000, which amount equals twelve (12) months of your current annual base salary, less applicable deductions and withholdings (the “Separation Pay”). The Company shall pay you the Separation Pay in biweekly payments, beginning on the first regular payroll date following the later of the Separation Date and the Agreement Effective Date (as defined in Section 22).
(b)Bonus Payment. In accordance with the Severance Plan, you will receive a prorated portion, based on your Anticipated Separation Date, of your 2021 annual bonus at 100% of the target amount, which the parties agree to be a total of $450,721.15 before applicable deductions and withholdings (the “Bonus Payment”). The Company shall pay you the Bonus Payment in biweekly payments, beginning on the first regular payroll date following the later of the Separation Date and the Agreement Effective Date (as defined in Section 22).
(c)Post-Employment Consulting Period. Provided that you satisfy the Conditions, then upon the Separation Date, and with no break in your service relationship for purposes of vesting in your
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unvested stock options and restricted stock units, the consulting agreement attached hereto as Exhibit B (the “Consulting Agreement”) will become effective and shall, together with this Agreement, govern the post-employment relationship between you and the Company, pursuant to which you will provide consulting services to the Company related to Commercial operational and strategic matters on an as-needed basis through February 3, 2022 (the “Consulting Period”). For the avoidance of doubt, if this Agreement does not become effective, or if you fail to comply with the Agreement or satisfy all of the Conditions, the Consulting Agreement will be deemed void ab initio and be of no force or effect. As described in greater detail in the Consulting Agreement, during the Consulting Period, you will no longer be an employee of the Company, but instead will be retained as a consultant. For the avoidance of doubt, if the Consulting Agreement does not become effective, then your unvested stock options and restricted stock units will cease vesting on the Separation Date. You will not receive any new equity awards during the Consulting Period.
(d)COBRA Premium Assistance. Regardless of whether you enter into the Agreement, if you elect and remain eligible for COBRA, you may continue to participate in the medical, dental and/or vision care plans which you currently participate in by electing COBRA continuation coverage. If you remain covered under COBRA through at least twelve (12) months following the Separation Date, and in accordance with the Severance Plan, the Company will pay through that date the same portion of the COBRA premium that the Company would pay as its share of the cost of coverage if you were an active employee. However, you will not be entitled to this employer subsidy if, prior to the twelve (12) month anniversary of the Separation date, you become eligible to be covered under other group health care coverage, through a new employer or otherwise. During this Company subsidy period, you will be required to continue paying the employee share of premium payments to secure continued coverage. Thereafter, medical insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the full premium payments yourself.
(e)Non-Competition and Non-Solicitation.
i.The non-competition obligation as set forth in Section 9(c) of the Restrictive Covenants Agreement is hereby modified as follows:
1)The defined term “Nucleic Acid-Based Technology” is replaced with the defined term “mRNA-Based Technology”, which shall mean “technology regarding the research, development, manufacture, use or commercialization of mRNA-based constructs for therapeutic, prophylactic, or diagnostic purposes, including sequence and chemical moieties, sequence engineering, biology, manufacturing, and characterization of any mRNA-based constructs or component thereof.”
2)The defined term “Delivery Technology” is amended and restated as follows: “Delivery Technology shall mean technology regarding the research, development, manufacture, use or commercialization of delivery vehicles for mRNA-based cargo.”
ii.The non-solicitation obligation set forth in Section 9(a) of the Restrictive Covenants Agreement is hereby amended and restated in its entirety, as follows:
“I shall not, directly or indirectly, in any manner, contact, solicit or transact any business with any of the customers of the Company or with any of its vendors in any way that interferes with the Company’s relationship with such customers or vendors. For
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purposes of this Agreement, (i) customers shall include then current customers to which the Company provided products or services during the twelve (12) months prior to the Last Day of Employment (the “One Year Lookback”) that I had significant contact with or learned confidential information about in the course of employment and customer prospects that the Company solicited during the One Year Lookback and that I had significant contact with or learned confidential information about in the course of employment, and (ii) vendors shall include then current vendors and vendors that provided services to or in connection with the Company during the One Year Lookback that I had significant contact with or learned confidential information about in the course of employment.
Except with respect to the amendments as set forth above in this Section 3(e), the terms and conditions of the Restrictive Covenants Agreement remain unchanged and in effect. You acknowledge and reaffirm your post-employment restrictive covenants in the Restrictive Covenants Agreement and that, in exchange for the Severance Benefits (including the narrowing of the non-competition and non-solicitation obligations as set forth in this Section 3(e)), you shall not, directly or indirectly, whether as principal, owner, partner, shareholder, member, director, manager, officer, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, (i) provide any of the types of services that you provided to the Company since December 28, 2020 in connection with any Competitive Business (as defined in the Restrictive Covenants Agreement) or (ii) engage or otherwise participate in any Competitive Business. You expressly agree that your receipt of the Severance Benefits constitutes adequate consideration for the foregoing restrictions and you further acknowledge and agree that if you violate any of the provisions of this section (including but not limited to the covenants set forth in your Restrictive Covenants Agreement, which are expressly reaffirmed and incorporated by reference), the running of the restricted periods will be extended by the time during which you engage in such violation(s), and the Company will not be obligated to provide any further Separation Benefits to you.
4.Early Separation. If your employment ends prior to the Anticipated Separation Date in accordance with this Agreement, the following terms shall apply: if the Company terminates your employment for Cause, you resign or your employment ends due to death or Disability, you will receive the Accrued Benefits, cease vesting in your stock options and restricted stock units as of the Separation Date and will not be eligible for any severance pay or benefits, other than as is stated in this Agreement. For purposes of clarity, termination for Cause, resignation, death or Disability are the only reasons your employment can end before the Anticipated Separation Date.
5.General Release of Claims. In consideration for, among other terms, the opportunity to remain employed through the Transition Period and the Severance Benefits, to which you acknowledge and agree that you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities (including, without limitation, direct and indirect parent companies (including, without limitation, Moderna, Inc.), and direct and indirect subsidiaries and direct and indirect affiliates), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the past, present and future officers, directors, stockholders, members, managers, employees, attorneys, accountants, agents and representatives of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees, to the maximum extent permitted by applicable law. This release includes, without limitation, all Claims: relating to your employment by and termination of employment with the Company; of wrongful discharge; of breach of
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contract; of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 or Massachusetts General Laws ch. 151B); under the California Fair Employment and Housing Act (FEHA), the California Labor Code, the California Constitution, and the California Family Rights Act (CFRA); under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, including without limitation Claims pursuant to the Massachusetts Wage Act, the Massachusetts Overtime Law, and the Massachusetts Payment of Wages Law, vacation pay or any other compensation or benefits; for stock, stock options, unit options, units, profit interests, incentive units, restricted stock units or any other equity interests or rights to acquire equity interests in the Company or any other Releasee; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. You further represent that you have not filed any Claim against the Releasees in any forum, and you agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. Notwithstanding the foregoing, this general release does not release any Claim: (a) that arises after the Agreement Revocation period has expired, including any rights that may arise under the Equity Documents; (b) for unemployment or workers’ compensation benefits; (c) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement; (d) to be covered under the Officer Indemnification Agreement between the Executive and the Company dated December 29, 2020 (the “Indemnification Agreement”) and under applicable directors and officers liability insurance for acts or omissions while serving as an officer of the Company; (e) under this Agreement or the Consulting Agreement or (f) that by law cannot be waived. You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into the Agreement, you represent that you have not assigned any Claim to any third party, and that you have not filed any complaints, charges, applications, lawsuits, or arbitrations against the Company or any of the Releasees. To the extent that you have knowledge concerning a potential violation of any federal, state or local law, you represent that you have fully disclosed such information to the Company.
6.Continuing Obligations; Cooperation. You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (collectively, the “Confidential Information”). You further agree that you will continue to be bound and will abide by the Restrictive Covenants Agreement, which is hereby incorporated by reference. You hereby agree that to the maximum extent permitted by applicable law, you have not and shall not in any way voluntarily assist, aid or participate in the pursuit of any claims or actions brought by another against the Company or Releasees. In the event that your assistance is requested or required in the pursuit of any claims brought against the Company or Releasees, you must provide written notice to the Company within five (5) business days of such request, unless requested by a governmental authority to the contrary.
Without additional compensation, you agree to cooperate reasonably with the Company and Releasees (including its and their outside counsel) in investigating, defending, prosecuting, litigating, filing, initiating, or asserting any actual or potential claims or other matters involving the Company and Releasees to the extent that the Company believes you may have relevant knowledge or information. You agree to make yourself available during and outside of regular business hours for such cooperation; provided that the Company shall not utilize this Section to require you to make yourself available to an
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extent that would unreasonably interfere with your search for employment or any subsequent professional responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. In connection with fulfilling your obligations under this Section, your pre-approved, out of pocket and reasonable expenses will be reimbursed by the Company, which shall not include any attorneys’ fees except as provided by the Company’s by-laws and/or any applicable liability insurance policies.
7.Return of Company Property. You shall not dispose of any property of the Company including, without limitation, information or documents (including, without limitation, computerized data and any copies made of any computerized data or software) (all of the foregoing are collectively referred to as the “Documents”) without the prior written authorization of the Company. On or before the Separation Date, as requested by the Company, you shall return to the Company all property of the Company, including, without limitation, computer equipment, electronic devices, iPads, iPhones, cellular phones and other mobile devices, software, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or business relationships (in the latter two cases, actual or prospective). After returning all Documents and property of the Company, you shall delete and purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property. In the event that you discover that you continue to retain any such property, you shall return it to the Company or destroy it (in the case of computerized data and software already in the possession of the Company) immediately. For the avoidance of doubt, you may maintain copies of your own personnel records, to the extent applicable.
8.Non-disparagement.
(a)Subject to Section 9, you agree not to make any disparaging, critical or detrimental statements concerning the Company or any of its affiliates; its or their products or services provided or to be provided; its or their current or former officers, directors, stockholders, members, employees, managers or agents; and its or their business affairs or financial condition. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or its affiliates; or its or their products or services provided or to be provided; or its or their current or former officers, directors, stockholders, members, employees, managers or agents. This non-disparagement obligation shall not in any way affect your obligation to testify truthfully in any legal proceeding.
(b)The Company will instruct each of the members of the Company’s Executive Committee not to make any disparaging or detrimental statements concerning your employment with the Company or take any actions or conduct themselves in any way that would reasonably be expected to affect adversely your professional or personal reputation. This non-disparagement obligation shall not in any way affect any executive officer’s obligation to testify truthfully in any legal proceeding.
9.Protected Disclosures. Nothing contained in this Agreement or the Other Agreements (including, without limitation, the Restrictive Covenants Agreement) limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any
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collective or class action); provided however that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. Nothing in this Agreement or the Other Agreements (including, without limitation, the Restrictive Covenants Agreement) is intended to conflict with 18 U.S.C. § 1833(b), which provides that: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
10.Communications Regarding Separation. You agree that you will not (without the prior written approval of the Company) communicate about your transition or separation with anyone until after the Company has made a formal written announcement about your transition and separation (the “Company Announcement”); provided that you may communicate with your tax advisors, attorneys, and family members about your transition and separation before the Company Announcement; provided further that you first advise such persons not to reveal information about your transition and separation and each such person agrees. Once the Company has announced your transition and separation, you agree to limit any communications regarding your transition and separation departure to statements that are consistent with the Company Announcement.
11.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a
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separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
12.Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
13.Effect of Breach. In the event that you fail to comply with any of your obligations under this Agreement (including the obligations under the Other Agreements and the Restrictive Covenants Agreement), in addition to any other legal or equitable remedies it may have for such breach, including for damages and equitable relief, the Company shall have the right to (i) if you are still employed, end your employment for Cause, (ii) terminate its payments to you under the Agreement; and/or (iii) seek recovery of any payments made to you or for your benefit pursuant to this Agreement. Any such consequences of a breach by you will not affect the release or your continuing obligations under this Agreement, under the Other Agreements, under the Consulting Agreement or under the Restrictive Covenants Agreement.
14.Non-admission. This Agreement shall not be construed as an admission of any liability by the Company or you of any act of wrongdoing. Each of the Company and you specifically disclaims that the Company or any of its representatives has engaged in any wrongdoing or has taken any action that would be the basis for any finding of liability.
15.Legally Binding. You are advised to consult with an attorney before executing this Agreement. Once effective, this Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.
16.Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
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17.Enforceability. Except for the General Release of Claims in Section 5, if any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement, or of the Restrictive Covenants Agreement or the Consulting Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If the General Release of Claims in Section 5 is found to be invalid or unenforceable in whole or in part, the Company will have the option in its sole discretion either to sever the invalid or unenforceable portion and enforce the rest of the Agreement, or to cancel the entire Agreement. In the event the Company exercises such option to cancel the entire Agreement, the Agreement shall be null and void and none of the benefits set forth in Section 3 shall be owing, paid, or provided, and if such amounts or benefits have been paid or provided, you shall repay to the Company the total gross amount or value of any such benefits already paid or provided, and the total gross amount of the amounts otherwise being waived in Section 3.
18.Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.
19.Forum; Equitable Relief.
(a)You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.
(b)    You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in this Agreement and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under this Agreement, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.
20.Governing Law; Construction of Agreement. This Agreement shall be construed and governed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts. The parties acknowledge and agree that this Agreement shall not be construed more strictly against one party than another party merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arms-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Agreement. The headings contained in this Agreement are for
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reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
21.Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including that certain offer letter by and between the Company and you dated as of December 28, 2020, provided however that the Severance Plan, Indemnification Agreement, Restrictive Covenants Agreement, Other Agreements and Equity Documents shall remain in full force and effect and further provided that, if you meet the Conditions set forth in Section 2 of this Agreement and the parties enter into the Consulting Agreement, then this Agreement and the Consulting Agreement together will supersede any previous agreements or understandings between you and the Company.
22.Time for Consideration; Agreement Effective Date. You understand and acknowledge that you have been given the opportunity to consider this Agreement for 21 calendar days from your receipt of this Agreement before signing it (the “Agreement Consideration Period”). Any changes to this Agreement, material or otherwise, will not restart the running of the Agreement Consideration Period. In signing this Agreement, you acknowledge that you have knowingly and voluntarily entered into this Agreement without any duress or undue influence on the part or behalf of the parties hereto or any affiliate thereof. You acknowledge that your release of Claims is knowing and voluntary, including without implication of limitation your release of claims of age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Agreement Consideration Period. If you sign this Agreement before the end of the Agreement Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Agreement Consideration Period. You have seven (7) business days following your execution of this Agreement to revoke the Agreement by written notice to the undersigned (such seven (7) business day period, the “Agreement Revocation Period”). For such a revocation to be effective, it must be delivered so that it is received by the Company at or before the expiration of the Agreement Revocation Period. This Agreement shall not become effective or enforceable during the Agreement Revocation Period. This Agreement shall become effective as of the first (1st) day after the expiration of the Agreement Revocation Period, provided that the Company has also executed this Agreement by that date (the “Agreement Effective Date.”) For the avoidance of doubt, if you do not enter into this Agreement, your employment will end but you will not be entitled to any of the Severance Benefits set forth in this Agreement.
23.Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which shall constitute one agreement. The signature of each party may be delivered by facsimile or by scanned image (e.g., .pdf or .tiff file extension name) as an attachment to electronic mail (e-mail), and such facsimile or scanned signature shall be treated in all respects as having the same effect as an original inked signature.
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Please indicate your agreement to the terms of this Agreement by signing and returning this letter to me within the time period set forth above.
Very truly yours,
/s/ Tracey Franklin
Tracey Franklin
Chief Human Resources Officer

The foregoing is agreed to and accepted by:

/s/ Corinne Le Goff
Signature

Corinne Le Goff
Employee Name

11/11/2021
Date

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Exhibit A
Restrictive Covenants Agreement

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Exhibit B
Consulting Agreement

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